                            ARTICLES OF RESTATEMENT
                                    OF THE
                           ARTICLES OF INCORPORATION
                                      OF
                        HUNTSMAN PACKAGING CORPORATION

                   EFFECTIVE SEPTEMBER 29, 1997 AT 4:32 P.M.

                  In accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (the "URBCA"), Huntsman Packaging Corporation, a Utah corporation (the "Corporation"), hereby declares and certifies as follows:

                  1. The name of the Corporation is Huntsman Packaging Corporation.

                  2. The text of the Amended and Restated Articles of Incorporation of the Corporation (the "Amended and Restated Articles") is attached hereto as Exhibit A and is incorporated herein by this reference.

                  3. The amendments contained in the Amended and Restated Articles provide for a reclassification, exchange and cancellation of issued shares of the Corporation. The reclassification shall be as set forth in the Amended and Restated Articles and the reclassification, exchange and cancellation shall be implemented as follows:

                  (a) The 1,000 issued shares of Common Stock of the Corporation (the "Old Common Stock") shall be reclassified as 995,001 shares of the Class A Common Stock of the Corporation and 4,999 shares of the Class B Stock Common Stock of the Corporation.

                  (b) The Old Common Stock shall be deemed to be and shall be canceled.

                  4. The Amended and Restated Articles were approved as of September 26, 1997 in accordance with the requirements of the URBCA.

                  5. The Amended and Restated Articles were approved by the shareholders of the Corporation. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately, number of votes of each voting group indisputably represented, and the total number of votes cast for and against the Amended and Restated Articles by each voting group were as follows:



                                                   Votes                  Votes
                         Outstanding              Entitled             Indisputably
   Designation             Shares                to be Cast            Represented             For            Against
------------------  ---------------------  ---------------------- ----------------------  -------------  -----------------
      Common                1000                    1000                   1000               1000               0
      Stock
------------------  ---------------------  ---------------------- ----------------------  -------------  -----------------

The number of votes cast for the Amended and Restated Articles was sufficient for approval.

                  6. Pursuant to Section 16-10a-1007(5), these Articles of Restatement shall be effective on September 29, 1997 at 4:32 p.m. local time.

                  IN WITNESS WHEREOF, these Articles of Restatement have been executed by the Corporation as of the date first written above.

                                          Huntsman Packaging Corporation, a
                                            Utah corporation


                                          By ____________________________
                                                   Richard P. Durham
                                                   President and
                                                   Chief Executive Officer

Attest:


--------------------------
Ronald G. Moffitt
Secretary

                                MAILING ADDRESS

                  If, upon completion of filing of the above Articles of Restatement, the Utah Department of Commerce, Division of Corporations and Commercial Code elects to send a copy of the Articles of Restatement to Huntsman Packaging Corporation by mail, the address to which the copy should be mailed is:

                        Huntsman Packaging Corporation
                               500 Huntsman Way
                          Salt Lake City, Utah 84108

                                   EXHIBIT A

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                         HUNTSMAN PACKAGING CORPORATION

       Pursuant to and in accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (the "URBCA"), the following are the Amended and Restated Articles of Incorporation of Huntsman Packaging Corporation, a Utah corporation (the " Corporation "):

                                   ARTICLE I

                                      NAME

         The name of the Corporation is Huntsman Packaging Corporation.

                                   ARTICLE II

                              PURPOSES AND POWERS

         The Corporation is organized to engage in any and all lawful acts, activities, and/or pursuits for which corporations may presently or hereafter be organized under the URBCA.

         The Corporation shall have all powers allowed by law, including without limitation those powers described in Section 302 of the URBCA. The purposes stated herein shall be construed as powers as well as purposes and the enumeration of a specific purpose or power shall not be construed to limit or restrict the meaning of general terms or the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

                                  ARTICLE III

                               AUTHORIZED SHARES

         The Corporation is authorized to issue two classes of shares. The total number of shares the Corporation is authorized to issue is One Million Two Hundred Ten Thousand (1,210,000) shares. The preferences, limitations and relative rights of the two classes of shares of the Corporation are as follows:

                            1. Class A Common Stock

                  1.1 Number, Designation and Par Value. The Corporation is authorized to issue One Million Two Hundred Thousand (1,200,000) shares desig nated as "Class A Common Stock," each having no par value (the "Class A Stock").

                  1.2 Voting. The Class A Stock shall have the following rights with respect to voting:

                           (a) Except as otherwise expressly provided in this
Article III, (i) each outstanding share of Class A Stock shall be entitled to one (1) vote on each matter to be voted upon by the shareholders of the Corporation, and (ii) shares of the Class A Stock shall be voted together with shares of the Class B Stock (as defined below) in a single voting group.

                           (b) In any election of the directors of the
Corporation, the holders of the outstanding shares of Class A Stock (the "Class A Shareholders"), as a separate voting group, shall be entitled to elect one
(1) director (the "Class A Director") of the three (3) directors comprising the Board of Directors of the Corporation (the "Board"). In addition, if the Class A Director vacates his or her directorship, only the Class A Shareholders shall be entitled to vote to fill the vacancy.

                           (c) The Class A Shareholders may act by written
consent (either together with or without the Class B Shareholders, as appropriate) in accordance with the URBCA.

                  1.3 Net Assets. Upon the dissolution of the Corporation, the Class A Shareholders shall be entitled to receive, together with the Class B Share holders (as defined below), on a pro rata basis, the net assets of the Corporation.

                  1.4 Payment. All shares of the Class A Stock shall be fully paid and nonassessable.

                            2. Class B Common Stock

                  2.1 Number, Designation and Par Value. The Corporation is authorized to issue Ten Thousand ( 10,000) shares designated as "Class B Common Stock," each having no par value (the "Class B Stock").

                  2.2 Voting. The Class B Stock shall have the following rights with respect to voting:

                           (a) Except as otherwise expressly provided in this
Article III, (i) each outstanding share of Class B Stock shall be entitled to one (1) vote on each matter to be voted upon by the shareholders of the Corporation, and (ii) shares of the Class B Stock shall be voted together with shares of the Class A Stock in a single voting group.

                           (b) In any election of the directors of the
Corporation, the holders of the outstanding shares of Class B Stock (the "Class B Shareholders"), as a separate voting, group, shall be entitled to elect two
(2) directors (each a "Class B Director") of the three (3) directors comprising the Board. In addition, if a Class B Director vacates his or her directorship, (i) if the vacancy is to be filled by the directors and a Class B Director remains on the Board, only the remaining Class B Director shall be entitled to vote to elect a new Class B Director to fill the vacancy, and (ii) if the vacancy is to be filled by the shareholders, only the Class B Shareholders shall be entitled to vote to fill the vacancy.

                           (c) The Class B Shareholders may act by written
consent (either together with or without the Class A Shareholders, as appropriate) in accordance with the URBCA

                  2.3 Net Assets. Upon the dissolution of the Corporation, the Class B Shareholders shall be entitled to receive, together with the Class A Shareholders, on a pro rata basis, the net assets of the Corporation.

                  2.4 Payment. All shares of the Class B Stock shall be fully paid and nonassessable.

                                   ARTICLE IV

                         OFFICER AND DIRECTOR LIABILITY

                  1. Except as otherwise required by Utah law, the Corporation shall indemnify and advance expenses to its directors, officers, employees, fiducia ries or agents and to any person who is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law.

                  2. The personal liability of the directors and officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

                  3. Any repeal or modification of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of any person existing at the time of such repeal or modification.


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